As filed with the Securities and Exchange Commission on January 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CollPlant Holdings Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(state or other jurisdiction of	(IRS employer
incorporation or organization)	Identification No.)

3 Sapir Street, Weizmann Science Park

Ness Ziona 74140, Israel

(Address of Principal Executive Offices) (Zip Code)

Share Ownership and Option Plan (2010)

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

+1 302 738 6680

(Name and address of agent for service)

Copies to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 (212) 547 5400	Perry Wildes, Adv. Adva Bitan, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center, Round Building Tel Aviv 6701101, Israel +972 3 607 4520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value NIS 0.03 per share, reserved for issuance pursuant to the CollPlant Holdings Ltd. Share Ownership and Option Plan (2010) (1)	4,839,209	$0.094	(3)	$454,885.65	$55.14
Ordinary shares, par value NIS 0.03 per share, reserved for issuance pursuant to options outstanding the CollPlant Holdings Ltd. Share Ownership and Option Plan (2010) (1)	27,638,931	$0.29	(4)	$8,015,289.99	$971.46
Total	32,478,140	N/A		$8,470,175.64	$1,026.60

(1)	American Depository Shares (“ADSs”), evidenced by American Depository Receipts (“ADRs”), issuable upon deposit of ordinary shares, NIS 0.03 par value, of CollPlant Holdings Ltd. are registered on a separate registration statement on Form F-6 (File No. 333-202206). Each ADS represents fifty (50) Ordinary Shares.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become issuable under the CollPlant Holdings Ltd. Share Ownership and Option Plan (2010) (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated solely for purposes of calculating the filing fee pursuant to Rule 457 (c) and (h), the aggregate offering price and the fee have been computed upon the basis of the average of the high and low prices per share of the registrant’s American Depositary Shares as reported on the NASDAQ Capital Market on January 7, 2019, divided by 50 (to give effect to the 1:50 ratio of ADSs to ordinary shares).

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $0.29, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participants in the plan as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with or furnished to the SEC by the registrant, are incorporated herein by reference into this Registration Statement:

(a)	the registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017;

(b)	the registrant’s Reports on Form 6-K filed with the SEC on January 3, 2018 (with respect to the first paragraph of Exhibit 99.1 only), February 1, 2018, February 6, 2018, February 21, 2018 (with respect to the first paragraph of Exhibit 99.1), March 2, 2018, March 8, 2018, March 21, 2018 (with respect to paragraphs six through twenty of Exhibit 99.1 and the financial statements included therein only), April 12, 2018 (with respect to the first and third paragraphs of Exhibit 99.1 only), April 16, 2018 (with respect to the first and third paragraphs of Exhibit 99.1 only), April 23, 2018 (with respect to the first and second paragraphs of Exhibit 99.1 only), May 1, 2018 (with respect to the first and third paragraphs of Exhibit 99.1 only), May 3, 2018, May 8, 2018 (with respect to the first paragraph of Exhibit 99.1 only), May 24, 2018 (with respect to paragraphs eight through seventeen of Exhibit 99.1 and the financial statements included therein only) June 7, 2018, June 19, 2018 (with respect to the first paragraph of Exhibit 99.1 only), June 21, 2018, June 25, 2018, June 26, 2018 (with respect to the first paragraph of Exhibit 99.1 only), July 5, 2018 (with respect to the first, third and fourth paragraphs of Exhibit 99.1 only), July 27, 2018, July 30, 2018, August 6, 2018, and August 8, 2018 (with respect to the first paragraph of Exhibit 99.1 only), August 24, 2018, September 21, 2018 (with respect to paragraphs six through fifteen of Exhibit 99.1 and the financial statements included therein and Exhibits 99.2 and 99.3 only), October 22, 2018 (with respect to the first three paragraphs of Exhibit 99.1), October 25, 2018, October 29, 2018, November 1, 2018, November 13, 2018 (with respect to the first two paragraphs of Exhibit 99.1), November 29, 2018, December 10, 2018 (with respect to the first four paragraphs of Exhibit 99.1), December 14, 2018 and January 2, 2019;

(c)	the description of the registrant’s ordinary shares, par value NIS 0.03 per share, included in the registration statement on Form 8-A filed on January 29, 2018 (File No. 001-38370) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents or reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent designated therein, certain reports on Form 6-K, furnished by the registrant, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The registrant’s articles of association include such a provision. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law of 1968 (the “Israeli Securities Law”), an Israeli company may indemnify an office holder with respect to the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment was filed against such office holder as a result of such investigation or proceeding and (b) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction;

●	expenses associated with an administrative procedure, as defined in the Israeli Securities Law, conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a breach of fiduciary duty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a monetary liability imposed on the office holder in favor of a third party; and

●	expenses incurred by an office holder in connection with an administrative procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company and to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, by the shareholders.

The registrant’s articles of association and compensation policy allows it to exculpate, indemnify, and insure our office holders according to applicable law.

As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and the registrant is not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought.

The registrant has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition the registrant has entered into agreements with each of its current office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law and its articles of association, to the extent that these liabilities are not covered by insurance.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See attached Exhibit Index.

ITEM 9.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness-Ziona, Israel, on the 8th day of January 2019.

COLLPLANT HOLDINGS LTD.

By:	/s/ Eran Rotem
	Name:	Eran Rotem
	Title:	Deputy CEO and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of CollPlant Holdings Ltd., hereby severally constitute and appoint Yehiel Tal and Eran Rotem and each of them, as our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Yehiel Tal	Chief Executive Officer (Principal Executive Officer)	January 8, 2019
Yehiel Tal

/s/ Eran Rotem	Deputy CEO and Chief Financial Officer	January 8, 2019
Eran Rotem	(Principal Financial and Accounting Officer)

/s/ David Tsur	Chairman of the Board	January 8, 2019
David Tsur

/s/ Adi Goldin	Director	January 8, 2019
Adi Goldin

/s/ Abraham Havron	Director	January 8, 2019
Abraham Havron

/s/ Gili Hart	Director	January 8, 2019
Gili Hart

/s/ Scott Burell	Director	January 8, 2019
Scott Burell

/s/ Elan Penn	Director	January 8, 2019
Elan Penn

/s/ Wolfgang Ruttenstorfer	Director	January 8, 2019
Wolfgang Ruttenstorfer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CollPlant Holdings Ltd., has signed this registration statement on this 8th day of January 2019.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

3.1	Memorandum of Association of the Company (unofficial English translation from Hebrew original) (included as Exhibit 3.1 to our Registration Statement on Form F-1 as filed with the SEC on October 21, 2016, and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of the Company, as currently in effect (unofficial English translation from Hebrew original) (included as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the SEC on October 21, 2016, and incorporated herein by reference).

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the legality of the securities being registered

23.1*	Consent of Kesselman & Kesselman, independent registered public accounting firm of the registrant

23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Employee Share Ownership and Option Plan (2010) (included as Exhibit 10.3 to our Registration Statement on Form F-1 as filed with the SEC on October 21, 2016, and incorporated herein by reference).

* Filed herewith.